                            ASSET PURCHASE AGREEMENT

                                   DATED AS OF

                                  MAY 31, 1996

                                      among

                         GLOBE BUSINESS RESOURCES, INC.,

                             INTERIM QUARTERS, INC.,

                                KENNETH L. HIXON

                                       and

                                 RAMONA A. HIXON


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

                                TABLE OF CONTENTS

                                                                                                               Page

R E C I T A L S:..................................................................................................1

1.       DEFINITIONS..............................................................................................1

2.       SALE OF ASSETS; CLOSING..................................................................................1
         2.1      ASSETS TO BE ACQUIRED...........................................................................1
         2.2      EXCLUDED ASSETS  ...............................................................................3
         2.3      ASSUMPTION OF LIABILITIES.......................................................................4
         2.4      PURCHASE PRICE..................................................................................6
         2.5      CLOSING.........................................................................................6
         2.6      CLOSING OBLIGATIONS.............................................................................6
         2.7      ADJUSTMENT AMOUNT...............................................................................7
         2.8      ADJUSTMENT PROCEDURE............................................................................9
         2.9      1996 INCOME-RELATED ADJUSTMENT..................................................................9

3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS................................................9
         3.1      ORGANIZATION AND GOOD STANDING..................................................................9
         3.2      AUTHORITY; NO CONFLICT.........................................................................10
         3.3      CAPITALIZATION.................................................................................11
         3.4      FINANCIAL STATEMENTS...........................................................................11
         3.5      BOOKS AND RECORDS..............................................................................12
         3.6      TITLE TO PROPERTIES; ENCUMBRANCES..............................................................12
         3.7      CONDITION AND SUFFICIENCY OF ASSETS............................................................13
         3.8      ACCOUNTS RECEIVABLE............................................................................13
         3.9      INVENTORY......................................................................................13
         3.10     NO UNDISCLOSED LIABILITIES.....................................................................14
         3.11     TAXES..........................................................................................14
         3.12     NO MATERIAL ADVERSE CHANGE.....................................................................14
         3.13     EMPLOYEE BENEFITS..............................................................................14
         3.14     COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                  AUTHORIZATIONS.................................................................................15
         3.15     LEGAL PROCEEDINGS; ORDERS......................................................................16
         3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS..........................................................17
         3.17     CONTRACTS; NO DEFAULTS.........................................................................18
         3.18     INSURANCE......................................................................................19
         3.19     ENVIRONMENTAL MATTERS..........................................................................19
         3.20     EMPLOYEES......................................................................................20
         3.21     LABOR RELATIONS; COMPLIANCE....................................................................21
         3.22     INTELLECTUAL PROPERTY..........................................................................21
         3.23     DISCLOSURE.....................................................................................22
         3.24     BROKERS OR FINDERS.............................................................................23

4.       REPRESENTATIONS AND WARRANTIES OF BUYER.................................................................23
         4.1      ORGANIZATION AND GOOD STANDING.................................................................23
         4.2      AUTHORITY; NO CONFLICT.........................................................................23
         4.3      CAPITALIZATION; BUYER SHARES...................................................................24
         4.4      SEC REPORTS....................................................................................24

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
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
         4.5      CERTAIN PROCEEDINGS............................................................................25

5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE.....................................................25
         5.1      ACCURACY OF REPRESENTATIONS....................................................................25
         5.2      SELLER'S PERFORMANCE...........................................................................25
         5.3      CONSENTS.......................................................................................25
         5.4      ADDITIONAL DOCUMENTS...........................................................................25
         5.5      NO PROCEEDINGS.................................................................................26
         5.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS............................................26
         5.7      NO PROHIBITION.................................................................................26

6.       CONDITIONS PRECEDENT TO SELLER'S AND THE STOCKHOLDERS'  OBLIGATION
         TO CLOSE................................................................................................26
         6.1      ACCURACY OF REPRESENTATIONS....................................................................27
         6.2      BUYER'S PERFORMANCE............................................................................27
         6.3      CONSENTS.......................................................................................27
         6.4      ADDITIONAL DOCUMENTS...........................................................................27
         6.5      NO INJUNCTION..................................................................................28

7.       TERMINATION.............................................................................................28
         7.1      TERMINATION EVENTS.............................................................................28
         7.2      EFFECT OF TERMINATION..........................................................................28

8.       INDEMNIFICATION; REMEDIES...............................................................................29
         8.1      SURVIVAL.......................................................................................29
         8.2      INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER
                  AND THE STOCKHOLDERS...........................................................................29
         8.3      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER................................................30
         8.4      TIME LIMITATIONS...............................................................................30
         8.5      LIMITATIONS ON AMOUNT -- SELLER AND THE STOCKHOLDERS...........................................30
         8.6      LIMITATIONS ON AMOUNT--BUYER...................................................................31
         8.7      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS..............................................31
         8.8      PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS....................................................32
         8.9      EXCLUSIVE REMEDIES.............................................................................33

9.       GENERAL PROVISIONS......................................................................................33
         9.1      EXPENSES.......................................................................................33
         9.2      PUBLIC ANNOUNCEMENTS...........................................................................33
         9.3      NOTICES........................................................................................33
         9.4      FURTHER ASSURANCES; RECORDS RETENTION..........................................................34
         9.5      WAIVER.........................................................................................35
         9.6      ENTIRE AGREEMENT AND MODIFICATION..............................................................35
         9.7      ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS.............................................35
         9.8      SEVERABILITY...................................................................................35
         9.9      SECTION HEADINGS, CONSTRUCTION.................................................................36
         9.10     TIME OF ESSENCE................................................................................36
         9.11     GOVERNING LAW..................................................................................36
         9.12     COUNTERPARTS...................................................................................36
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                                    EXHIBITS

Exhibit 2.3(a)(i)                   --      Permitted Encumbrances
Exhibit 2.3(a)(ii)                  --      Assumed Liabilities
Exhibit 2.6(a)(ii)                  --      Employment Agreements
Exhibit 2.6(a)(iii)                 --      Consulting Agreements
Exhibit 2.6(a)(iv)                  --      Covenant Not to Compete
Exhibit 3.2(c)                      --      Registration Rights Agreement
Exhibit 5.4(a)                      --      Legal Opinion of Counsel to Seller and the Stockholders
Exhibit 6.4(a)                      --      Legal Opinion of Counsel to Buyer

                            ASSET PURCHASE AGREEMENT
                            ------------------------

         THIS ASSET PURCHASE AGREEMENT ("Agreement") is made as of May 31, 1996, among GLOBE BUSINESS RESOURCES, INC., an Ohio corporation ("Buyer"), INTERIM QUARTERS, INC., a Texas corporation ("Seller"), KENNETH L. HIXON ("KLH") and RAMONA A. HIXON ("RAH") (KLH and RAH collectively, the "Stockholders").

                                R E C I T A L S:
                                ---------------

         A. Seller desires to sell to Buyer, and Buyer desires to acquire from Seller, substantially all the assets, real, personal or mixed, tangible or intangible, used or useable in the conduct of Seller's corporate/interim housing business ("Seller's Business").

         B. Seller desires that Buyer assume, and Buyer is willing to assume, certain specified liabilities of Seller incurred in the conduct of Seller's Business.

         C. The transactions contemplated by this Agreement constitute the sale of all or substantially all of Seller's assets. Accordingly, Buyer desires that the Stockholders also be liable to Buyer for any breach by Seller of its warranties, representations, agreements, covenants and indemnities hereunder, and the Stockholders are willing, on the terms and conditions set forth herein, to assume such liability.

         NOW, THEREFORE, in consideration of the premises and the mutual agreements and undertakings hereinafter set forth, the parties hereto do hereby agree as follows:

1.       DEFINITIONS
         -----------

                  Certain capitalized terms used in this Agreement have the meanings specified in the Glossary attached hereto. Other capitalized terms are defined in the body of this Agreement.

         2.       SALE OF ASSETS; CLOSING
                  -----------------------
             2.1        ASSETS TO BE ACQUIRED
                        ---------------------

                    Subject to the satisfaction or waiver in writing of the conditions set forth herein and to the other terms, conditions and provisions hereof, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase, acquire, accept and pay for, all of Seller's right, title and interest in and to all of the properties, assets and other rights (excluding the Excluded Assets (as defined hereinafter)) , real, personal or mixed, tangible or intangible, owned or leased by or licensed to Seller on the Closing Date and used or useable in the conduct of the Seller's Business (collectively, the "Assets"). Certain Assets have been obtained for the benefit of Seller but are held in the name of KLH or RAH.

                    The Assets include, but shall not be limited to, the following:

                    (i) all leases, contracts or other arrangements that are outstanding and effective on the Closing Date under which Seller has leased, as lessee, apartments, suites or other facilities to be utilized in Seller's Business from the respective owners or landlords of such apartments, suites or other facilities (collectively, the "Apartment Leases");

                    (ii) all leases, contracts or other arrangements that are outstanding and effective on the Closing Date under which Seller has, in the conduct of Seller's Business, leased, as lessor, or otherwise made available to the respective lessees or occupants thereof apartments, suites or other facilities that are furnished with furniture and related accessories, electronic and other appliances, linens, kitchen utensils and other personal property owned by Seller (such owned personal property utilized to furnish apartments, suites or other facilities collectively, the "Property") (collectively, the "Corporate/Interim Housing Contracts");

                    (iii) all leaseholds (other than those created pursuant to the Apartment Leases) and other interests of every kind and description in real property, buildings and improvements thereon owned, leased or used by Seller in the Seller's Business on the date of this Agreement together with those interests acquired by Seller between the date of this Agreement and the Closing Date, including all leases under which Seller leases, as lessee, office, warehouse or storage space for use in the conduct of Seller's Business (the "Office/Warehouse Leases");

                    (iv) all contracts, commitments or other arrangements to which Seller is a party and related to the Seller's Business other than the Apartment Leases, the Corpo rate/Interim Housing Contracts and the Office/Warehouse Leases (collectively, the "Other Contracts");

                    (v) all items of Property located in apartments, suites or other facilities that, as of the Closing Date, are leased or otherwise made available to third parties pursuant to Corporate/Interim Housing Contracts (collectively, the "In-Use Property");

                    (vi) all items of Property that, as of the Closing Date, are available for use in the Seller's Business but that are not In-Use Property (collectively, the "Inventory Property");

                    (vii) (excluding the Excluded Assets) all office, warehouse and other equipment, machinery, vehicles, fixtures, office materials and supplies, spare parts and other tangible personal property of every kind and description owned as of the date of this Agreement by Seller and used or useable in connection with Seller's Business, and any additions, improvements, replacements and alterations thereto between the date of this Agreement and the Closing Date;

                    (viii) all cash and cash equivalents of Seller;

                    (ix) all accounts receivable, loan or notes receivable (other than the loan or notes receivable from Cable Lite Corporation and from International Quarters, which shall be Excluded Assets) and other receivables arising out of the conduct of Seller's Business in existence as of the Closing Date;

                    (x) all of Seller's right, title and interest in and to all trademarks, service marks, patents, trade names, jingles, slogans, logotypes or other similar intangible assets (or rights therein), together with the goodwill respectively related thereto, owned or used by Seller as of the Closing Date and used or useable in Seller's Business;

                    (xi) excepting Seller's corporate minute books and other corporate records pertaining to Seller (which shall be Excluded Assets), the originals or accurate photocopies or other copies of all files, books and other records of Seller relating to the operation of the Seller's Business, including, without limitation, all written technical information, employment records, data, specifications, research and development information, engineering drawings, manuals, computer programs, tapes and software relating to the Seller' s Business;

                    (xii) all of Seller's goodwill in and going concern value of the Seller's Business; and,

                    (xiii) to the extent transferable under applicable law, all franchises, approvals, permits, licenses, orders, registrations, certificates, variances and other Governmental Authorizations.

                  2.2      EXCLUDED ASSETS
                           ---------------

                            Notwithstanding any other provision of this
Agreement to the contrary, all of Seller's right, title and interest in all of the following properties, assets and other rights (collectively, the "Excluded Assets") shall be excluded from the Assets and retained by Seller:

                    (i) one (1) 1989 Cadillac Allante model motor vehicle, one
          (1) 1984 Cadillac Seville model motor vehicle, one (1) laptop computer, one (1) cellular phone and certain other non-material personal items utilized by the Stockholders that Buyer has agreed constitute Excluded Assets;

                    (ii) the loan or notes receivable from Cable Lite Corporation and International Quarters;

                    (iii) any rights of Seller which are contingent on the satisfaction of liabilities that are Non-Assumed Liabilities (as defined hereinafter), except to the extent that any such rights relate to any of the Assets;

                    (iv) all rights, demands, claims, actions and causes of action (whether for personal injuries or property, consequential or other damages of any kind) (collectively, "Claims") which Seller may have against any person with respect to, or which are related to, any Non-Assumed Liabilities or Excluded Assets; and,

                    (v) the Purchase Price (as defined hereinafter).

           2.3      ASSUMPTION OF LIABILITIES
                    --------------------------

                    (a) The Assets shall be sold and conveyed to Buyer free and clear of all Encumbrances excepting only those Encumbrances set forth on Exhibit 2.3(a)(i) hereto (collectively, "Permitted Encumbrances"). On and after the Closing Date, Buyer will assume and discharge only those liabilities of Seller relating to the Assets or the Seller's Business specified on Exhibit 2.3(a)(ii) hereto including all liabilities and obligations arising on or after the Closing Date under the Apartment Leases, the Corporate/Interim Housing Contracts, the Office/Warehouse Leases and the Other Contracts (collectively, the "Assumed Liabilities"). Certain of the Assumed Liabilities were incurred on behalf of Seller but were incurred in the name of KLH or RAH. EXCEPT AS SET FORTH IN THIS SECTION 2.3, BUYER HEREBY ASSUMES NO OTHER LIABILITIES OF SELLER (INCLUDING, WITHOUT LIMITATION, NO LIABILITIES, CLAIMS OR ACTIONS ALLEGING OR RELATING TO ANY TORT, PRODUCT LIABILITY, ENVIRONMENTAL LIABILITY, TAXES, OR BREACH OF CONTRACT OR OTHERWISE SEEKING DAMAGES AND RELATING TO THE OPERATION OF THE SELLER'S BUSINESS PRIOR TO THE CLOSING DATE, AND NO LIABILITIES RELATING TO THE EXCLUDED ASSETS (THE LIABILITIES OF SELLER WHICH ARE NOT ASSUMED BY BUYER PURSUANT TO THIS AGREEMENT ARE HEREINAFTER COLLECTIVELY REFERRED TO AS THE "NON-ASSUMED LIABILITIES")).

                    Notwithstanding any provision herein to the contrary, Buyer shall be solely liable for the prompt and full discharge of the Assumed Liabilities and also for any liability arising from, or in connection with, the conduct of the Seller's Business or the ownership of the Seller's Business or the Assets acquired by Buyer after the consummation of the transactions contemplated hereby, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Buyer, by acts or events or omissions arising or occurring after the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any government authority (collectively, the "Buyer's Post-Closing Liabilities").

                    (b) Without limiting the generality of Section 2.3(a) and notwithstanding any other provision hereof, each of the following is a Non-Assumed Liability of Seller which Buyer does not assume:

                    (i) any of Seller's obligations hereunder;

                    (ii) any liabilities that are materially inconsistent with Seller's represen tations and warranties in this Agreement or in any Schedule or certificate delivered hereunder;

                    (iii) other than Seller's indebtedness to Southwest Bank, the principal amount of which shall not exceed the principal amount outstanding on April 26, 1996 plus any further amounts borrowed by Seller between April 26, 1996 and the Closing Date to operate Seller's Business in the Ordinary Course of Business or to make the payment contemplated in Section 2.9 hereof, and the purchase money indebtedness for certain motor vehicles and appliances listed on
          Exhibit 2.3(a)(ii) (which shall be Assumed Liabilities), any liability of Seller arising from indebtedness for borrowed money or long-term debt of Seller;

                    (iv) any liability of Seller arising from, or in connection with, the conduct of the Seller's Business or the ownership of the Seller's Business or the Assets by Seller prior to the consummation of the transactions contemplated hereby at the Closing, including, without limitation, any such liabilities arising by reason of any violation or claimed violation by Seller, by acts or events or omissions arising or occurring prior to the Closing, of any federal, state or local law, rule, regulation, ordinance or any requirement of any government authority, other than any such liability which Buyer has expressly assumed as an Assumed Liability;

                    (v) any liability of Seller for taxes owed to any taxing authority other than the accruals or charges specifically set forth on
          Exhibit 2.3(a)(ii);

                    (vi) any liability of Seller arising out of or related to past, present or future litigation involving Seller or Seller as the owner and operator of or the Seller's Business, whether the relevant cause of action accrues before or after the Closing;

                    (vii) any liability in respect of any contract to which Seller is a party or beneficiary which is not an Assumed Contract (as defined in Section 3.17 of this Agreement);

                    (viii) any liability arising out of the employment or termination of employment, in either case prior to the Closing, of any person employed in the Seller's Business;

                    (ix) any liability that represents any amounts past due or contractually due on or prior to the Closing Date under any Assumed Contract;

                    (x) any liability of Seller or any present or former director or officer of Seller arising from any claim, action or proceeding, including, without limitation, any derivative action, brought by or on behalf of any present or former holder of any debt or equity security of Seller or by any lender to Seller, including, without limitation, any liability arising from any indemnification, reimbursement or advance in connection therewith; and,

                    (xi) any liability of Seller which is not an Assumed Liability under Section 2.3(a).

                  2.4      PURCHASE PRICE
                           --------------

                           The purchase price (the "Purchase Price") for the
Assets, plus or minus the Adjustment Amount, will be Five Million Seven Hundred Thousand Dollars ($5,700,000), Eighty Six Thousand Seven Hundred (86,700) shares of Buyer common stock, no par value (the "Buyer Shares"), and Buyer's assumption of the Assumed Liabilities. At the Closing, Buyer will assume the Assumed Liabilities, pay Five Million Seven Hundred Thousand Dollars ($5,700,000) of the Purchase Price in cash (the "Cash Portion"); and deliver to Seller Thirty Six Thousand Seven Hundred (36,700) of the Buyer Shares (the "Closing Buyer Shares"). The other Fifty Thousand (50,000) Buyer Shares (the "Post-Closing Buyer Shares") shall constitute the remainder of the Purchase Price and shall be delivered to Seller, plus or minus the Adjustment Amount after conclusion of the Audit, as set forth in Section 2.8 hereof.

                  2.5      CLOSING
                           -------

                           The purchase and sale (the "Closing") provided for
in this Agreement will take place at Seller's principal offices at 15510 Wright Brothers Drive, Dallas, Texas 75244 at 10:00 a.m. (local time) on June 14, 1996, or at such other time and place as the parties may agree. Subject to the provisions of Sections 2.9 and 7, failure to consummate the purchase and sale provided for in this Agreement on the date and time and at the place determined pursuant to this Section 2.5 will not result in the termination of this Agreement and will not relieve any party of any obligation under this Agreement.

                  2.6      CLOSING OBLIGATIONS
                           -------------------

                           At the Closing:

                           (a) Seller and the Stockholders shall deliver to
          Buyer:

                           (i) bills of sale, assignment and assumption agreements with respect to the Apartment Leases, the Corporate/Interim Housing Contracts, the Office/Warehouse Leases and the Other Contracts, assignments of trademarks, service marks and other intellectual property (to the extent Buyer and Seller have agreed that such estoppel certificates are reasonably obtainable) estoppel certificates and other instruments of transfer and conveyance deemed necessary or appropriate by Buyer to convey the Assets to Buyer at the Closing, all in form and substance satisfactory to Buyer and executed by Seller (the "Transfer Documentation");

                           (ii) employment agreements for KLH and RAH in the form of Exhibit 2.6(a)(ii), executed by the Stockholders (the "Employment Agreements");

                           (iii) consulting agreements for KLH and RAH in the form of Exhibit 2.6(a)(iii), executed by the Stockholders (the "Consulting Agreements");

                     (iv) noncompetition agreements in the form of Exhibit 2.6(a)(iv), executed by Seller and the Stockholders (collectively, the "Noncompetition Agreements");
          and,

                     (v) a certificate executed by Seller representing and warranting to Buyer that each of Seller's representations and warranties in this Agreement was (after giving effect to the statements set forth in the Disclosure Letter) accurate in all respects as of the date of this Agreement and is (after giving effect to the statements set forth in that Disclosure Letter) accurate in all respects as of the Closing Date as if made on the Closing Date (giving full effect to any supplements to the Disclosure Letter that were delivered by Seller to Buyer prior to the Closing Date); and

                    (b) Buyer will deliver to Seller:

                    (i) the Cash Portion by wire transfer of immediately available funds;

                    (ii) duly executed certificates evidencing the Closing Buyer Shares;

                    (iii) the Employment Agreements, executed by Buyer;

                    (iv) the Consulting Agreements, executed by Buyer;

                    (v) the Noncompetition Agreements, executed by Buyer;

                    (vi) the Registration Rights Agreement (defined in Section 3.2(c) hereof), executed by Buyer; and

                    (vii) a certificate executed by Buyer to the effect that, except as otherwise stated in such certificate, each of Buyer's representations and warranties in this Agreement was accurate in all respects as of the date of this Agreement and is accurate in all respects as of the Closing Date as if made on the Closing Date.

                    In addition to the foregoing, Seller and Buyer shall execute and deliver prior to or simultaneously with the delivery of the Audit such federal and state tax forms and schedules as may be necessary or appropriate to reflect the parties' agreed upon allocation of the Purchase Price among the Assets. No less than Two Million Five Hundred Thousand Dollars ($2,500,000) shall be allocated to goodwill.

                  2.7      ADJUSTMENT AMOUNT
                           -----------------

                    The Adjustment Amount (which may be a positive or negative number) shall be equal to the following:

                    (i) if the audit of Seller's financial statements to be conducted by Price Waterhouse LLP ("Audit") reveals that the Seller's 1995 Operating Income (as defined hereinafter) is less than One Million One Hundred Thousand Dollars ($1,100,000) (the "Minimum Operating Income Level"), the Purchase Price shall be adjusted downward by Five Dollars ($5.00) for each One Dollar ($1.00) that Seller's 1995 Operating Income is less than the Minimum Operating Income Level. The amount by which the Purchase Price is adjusted downward would be the Adjustment Amount; and,

                    (ii) if the Audit reveals that Seller's 1995 Operating Income is greater than One Million Five Hundred Thousand Dollars ($1,500,000), (the "Maximum Operating Income Level"), the Purchase Price shall be adjusted upwards by Five Dollars ($5.00) for each One Dollar ($1.00) that Seller's 1995 Operating Income is greater than the Maximum Operating Income Level. The amount by which the Purchase Price is adjusted upwards would be the Adjustment Amount.

The Adjustment Amount will be zero (0) if the Audit reveals that Seller's 1995 Operating Income is greater than or equal to the Minimum Operating Income Level but less than or equal to the Maximum Operating Income Level. The amount of the Adjustment Amount shall not in any event exceed Five Hundred Thousand Dollars ($500,000). As used in this Section 2.7, Seller's "1995 Operating Income" means Seller's pre-tax income for the twelve (12) month period ended December 31, 1995 after taking into account accounting-basis depreciation, amortization and items and after adding back officers' compensation in excess of One Hundred Twenty-Five Thousand Dollars ($125,000), all as finally determined pursuant to the Audit. Price Waterhouse LLP shall complete the Audit no later than sixty
(60) days after the Closing and shall present copies of the completed Audit simultaneously to Seller and Buyer for review. Buyer shall bear the cost of having Price Waterhouse LLP conduct the Audit.

         If neither Seller nor Buyer has indicated in writing that it has a material objection to the Audit as completed by Price Waterhouse LLP within ten
(10) days after its receipt of the Audit, the Audit shall be deemed accepted by all parties to the Agreement and shall be conclusive on all such parties. If either Seller or Buyer has a material objection to the Audit as completed by Price Waterhouse LLP, it shall so indicate in a writing addressed to the other parties hereto within ten (10) days after its receipt of the Audit, which writing shall set forth in reasonable detail the basis of the objectant's objections. If the parties hereto, after good faith consultation among each other and with Price Waterhouse LLP, are not, within five (5) days, able to address the objectant's objections satisfactorily, the objectant shall refer its objections to the Audit to a neutral and independent third party accounting firm reasonably acceptable to the other parties hereto (the "Arbitrator"). The Arbitrator shall, without conducting another audit, review the Audit and the objectant's objections thereto, determine whether any adjustments are appropriately made in view of the objectant's objections and make such appropriate adjustments. The Audit, as so adjusted by the Arbitrator shall, in the absence of manifest error, be conclusive on all parties hereto. The Seller and the Buyer shall share equally in the fees and other charges of the Arbitrator.

        Seller acknowledges the importance to Buyer, as a publicly traded company, of the Audit and therefore agrees to cooperate fully in the conduct and preparation of the Audit, making available (or causing its accountants to make available) to Price Waterhouse LLP work papers and all other materials required by Price Waterhouse LLP to complete the Audit.

                  2.8      ADJUSTMENT PROCEDURE
                           --------------------

                    Any downward adjustment to the Purchase Price required to be made as a result of the Audit shall be made by a reduction in the number of Post-Closing Buyer Shares delivered to Seller (valued solely for these purposes at Ten Dollars ($10.00) per Buyer Share). Any upward adjustment to the Purchase Price required to be made as a result of the Audit shall be made by an increase in the number of Post-Closing Buyer Shares disbursed to Seller (valued solely for these purposes at Ten Dollars ($10.00) per Buyer Share). Payments of the Adjustment Amount shall be made within ten (10) days after completion and delivery to Buyer and Seller of the Audit, as adjusted by the Arbitrator, if so required.

                  2.9      1996 INCOME-RELATED ADJUSTMENT
                           ------------------------------

                    It is the intention of the parties that Seller shall retain the net income generated in the conduct of the Seller's Business from January 1, 1996 through May 31,1996. In furtherance of this intention, Seller shall pay RAH a bonus of Five Hundred Sixty-Two Thousand Five Hundred Dollars ($562,500), as adjusted, prior to the Closing Date. This bonus amount shall be adjusted downwards by the amount of any increase in the loans or notes receivable from Cable Lite Corporation or International Quarters from December 31, 1995 through the Closing Date. This bonus amount shall be increased by One Hundred Twelve Thousand Five Hundred Dollars ($112,500) if the Closing shall not have occurred by June 15, 1996 through no fault or delay of Seller or the Stockholders. If the Closing shall not have occurred by June 15, 1996 through the fault and/or delay of each of Buyer (on the one hand) and Seller and the Stockholders (on the other), the bonus amount shall be increased by Fifty-Six Thousand Two Hundred Fifty Dollars ($56,250).

         3.       REPRESENTATIONS AND WARRANTIES OF SELLER AND STOCKHOLDERS
                  ---------------------------------------------------------
                  Seller and each of the Stockholders, jointly and severally, represent and warrant to Buyer as follows:

                 3.1      ORGANIZATION AND GOOD STANDING
                          ------------------------------

                    (a) Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Texas, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Seller is not qualified to do business as a foreign corporation under the laws of any other state or other jurisdiction because it does not do business in such states in a manner that requires qualification.

                    (b) Seller has delivered to Buyer copies of its Organizational Documents, as currently in effect.

                  3.2      AUTHORITY; NO CONFLICT
                           ----------------------

                    (a) This Agreement constitutes the legal, valid, and binding obligation of Seller and the Stockholders, enforceable against each of Seller and the Stockholders in accordance with its terms. Seller and the Stockholders have the absolute and unrestricted right, power, authority, and capacity to execute and deliver this Agreement and the other documents contemplated to be executed and delivered at the Closing by Seller or the Stockholders and to perform their respective obligations under this Agreement and such other documents.

                    (b) Except as set forth in Part 3.2 of the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time):

                    (i) contravene, conflict with, or result in a violation of
          (A) any provision of the Organizational Documents of Seller, or (B) any resolution adopted by the board of directors or the stockholders of Seller;

                    (ii) to Seller's Knowledge, contravene, conflict with, or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the transactions contemplated hereby or to exercise any remedy or obtain any relief under,

                    (iii) to Seller's Knowledge, contravene, conflict with, or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate, or modify, any material Governmental Authorization that is held by Seller or that otherwise relates to the Seller's Business, or any of the Assets;

                    (iv) cause Buyer to become subject to, or to become liable for the payment of, any state or local Tax (except as relates to Buyer's ownership of the Assets or conduct of the business after the Closing);

                    (v) to Seller's Knowledge, cause any of the Assets to be reassessed or revalued by any taxing authority or other Governmental Body (except as relates to Buyer's ownership of the Assets or conduct of the business after the Closing);

                    (vi) to Seller's Knowledge, contravene, conflict with, or result in a violation or breach of any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any material Apartment Lease, Corporate/
         Interim Housing Contract, Office/Warehouse Lease or Other
         Contract; or

                   (vii) result in the imposition or creation of any material Encumbrance upon or with respect to any of the Assets.

         Except as set forth in Part 3.2 of the Disclosure Letter, Seller is not required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

                    (c) Seller is acquiring the Buyer Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act. Seller is aware of the restrictions on transfer applicable to the Buyer Shares under federal and state securities laws and that the Buyer Shares have not been registered under the Securities Act or under any state securities laws and therefore, must be held indefinitely unless so registered or unless an exemption from registration, such as under SEC Rule 144, is available. Except as provided in the Registration Rights Agreement (as defined hereinafter), Buyer is under no obligation to register the Buyer Shares. Seller is an "accredited investor" as such term is defined in Rule 501(a) under the Securities Act. Buyer and Seller shall, at Closing, enter into the Registration Rights Agreement in the form of Exhibit 3.2(c) (the "Registration Rights Agreement") pursuant to which Seller shall have "piggyback" registration rights with respect to the Buyer Shares.

                  3.3      CAPITALIZATION
                           --------------

                    The authorized equity securities of Seller consist of Ten Thousand (10,000) shares of common stock, par value $.01 per share, of which Eight Thousand Five Hundred (8,500) shares are issued and outstanding. The Stockholders are and will be on the Closing Date the record and beneficial owners and holders of all such shares. Seller owns no shares of capital stock in any other corporation, firm or other entity and has no Subsidiaries.

                  3.4      FINANCIAL STATEMENTS
                           --------------------

                    Seller has delivered to Buyer (or will deliver to Buyer in accordance with this Agreement): (a) unaudited balance sheets of Seller as at December 31, in each of the years 1992 through 1994, and the related unaudited statements of income for each of the fiscal years then ended, and (b) an unaudited balance sheet of Seller as at March 31, 1996 (the "Interim Balance Sheet") and the related unaudited statement of income for the three-month period then ended. Such unaudited financial statements have been prepared in accordance with a modified cash basis/tax basis method of accounting, have been compiled by Seller's accountant based upon information supplied by Seller, and do not contain any accompanying notes. Further, the unaudited financial statements have not been reviewed or audited by Seller's accountant, and Seller's accountant has not issued any opinion with respect to them. Subject to the foregoing and to those matters which have been disclosed orally in due diligence sessions with David D. Hoguet or Victoria L. Chester or in writing by Seller to Buyer with respect to such unaudited financial statements, such unaudited financial statements delivered by Seller to Buyer fairly present in all material respects the financial condition and the results of operations of Seller as at the respective dates of and for the periods referred to in such unaudited financial statements in accordance with the method of accounting pursuant to which they were prepared. Any interim financial statements are further subject to normal recurring year-end adjustments.

                    Buyer is also obtaining an audited balance sheet of Seller as at December 31, 1995 (the "Balance Sheet"), and the related statements of income, changes in stockholders' equity, and cash flow for the fiscal year then ended, which have been audited by Price Waterhouse LLP. Subject to Seller's acceptance of the Audit (as defined in Section 2.7), such audited financial statements fairly present in all material respects the financial condition and the results of operations of Seller as at the date of and for the period referred to in such audited financial statements.

                  3.5      BOOKS AND RECORDS
                           -----------------

                    The books of account, minute books, stock record books, and other records of Seller, copies or the originals of all of which have been made available to Buyer, are complete and correct in all material respects relevant to the transactions contemplated hereby and have been maintained in accordance with sound business practices (except for the minute books and stock minute books, which have been maintained in accordance with Seller's business practices), including the maintenance of an adequate system of internal controls.

                  3.6      TITLE TO PROPERTIES; ENCUMBRANCES
                           ---------------------------------

                    Except as otherwise indicated in Parts 3.6 or 3.22 of the Disclosure Letter, Seller owns all the properties and assets (whether real, personal, or mixed and whether tangible or intangible) that it purports to own, including all of the properties and assets reflected in the Balance Sheet and the Interim Balance Sheet (except for personal property sold since the date of the Balance Sheet and the Interim Balance Sheet, as the case may be, in the Ordinary Course of Business), and all of the properties and assets purchased or otherwise acquired by Seller since the date of the Balance Sheet (except for personal property acquired and sold since the date of the Balance Sheet in the Ordinary Course of Business and consistent with past practice). All material properties and assets reflected in the Balance Sheet and the Interim Balance Sheet are free and clear of all Encumbrances other than the Permitted Encumbrances. To Seller's Knowledge, all buildings, plants, and structures leased or used by Seller lie wholly within the boundaries of the real property leased or used by Seller and do not encroach upon the property of, or otherwise conflict with the property rights of, any other Person.

                  3.7      CONDITION AND SUFFICIENCY OF ASSETS
                           -----------------------------------

                    To Seller's Knowledge, the equipment, vehicles, In-Use Property and Contract Property of Seller and included in the Assets are structurally sound, are in good operating condition and repair, ordinary wear and tear excepted, and are adequate for the uses to which they are being put, and none of such equipment, vehicles, In-Use Property and Contract Property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The equipment, vehicles, In-Use Property and Contract Property of Seller and included in the Assets are sufficient for the continued conduct of the Seller's Business after the Closing in substantially the same manner as conducted prior to the Closing. To Seller's Knowledge, the apartments, suites or other facilities leased by Seller pursuant to the Apartment Leases are habitable and tenantable, taken as a whole.

                  3.8      ACCOUNTS RECEIVABLE
                           -------------------

                    All accounts receivable of Seller that are reflected on the Balance Sheet or the Interim Balance Sheet or on the accounting records of Seller as of the Closing Date (collectively, the "Accounts Receivable") represent or will represent valid obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. Unless paid prior to the Closing Date, the Accounts Receivable are or will be as of the Closing Date current and collectible net of a reserve (hereby made) of One Hundred Thousand Dollars ($100,000) ("Section 3.8 Reserve"). Subject to this
Section 3.8 Reserve, each of the Accounts Receivable either has been or will be collected in full, without any set-off, by February 28, 1997. There is no contest, claim, or right of set-off, other than returns in the Ordinary Course of Business, under any Corporate/Interim Housing Contract or other contract or arrangement with any obligor of an Accounts Receivable relating to the amount or validity of such Accounts Receivable. Part 3.8 of the Disclosure Letter, to be delivered by June 30, 1996, will contain a complete and accurate list of all Accounts Receivable as of May 31, 1996, which list shall set forth the aging of such Accounts Receivable. In the event that Seller is required to indemnify Buyer, in accordance with Section 8 of this Agreement, with respect to any Accounts Receivable that are not collected on or before February 28, 1997, subject to the Section 3.8 Reserve, then Buyer shall assign such uncollected receivables to Seller, without recourse, totaling a face amount equal to the amount of the indemnification paid by Seller. Seller and Buyer shall in good faith determine the particular receivables to be assigned to Seller.

                  3.9      INVENTORY
                           ---------

                    All inventory of Seller included in the Assets, including the Inventory Property, whether or not reflected in the Balance Sheet or the Interim Balance Sheet, consists of tangible property that is, in all material respects, of a quality and quantity usable and salable in the Ordinary Course of Business, except for obsolete items and items of below-standard quality, which do not constitute a material amount of such inventories.

                  3.10     NO UNDISCLOSED LIABILITIES
                           --------------------------

                    Except as set forth in Part 3.10 of the Disclosure Letter, to Seller's Knowledge, Seller has no liabilities or obligations of any nature (whether absolute, accrued, contingent, or otherwise) except for liabilities or obligations reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business since the respective dates thereof.

                  3.11     TAXES
                           -----

                    (a) Seller has filed or caused to be filed (on a timely basis, giving effect to allowable extensions, since January 1, 1993) all Tax Returns that are or were required to be filed by or with respect to Seller or Seller's Business, pursuant to applicable Legal Requirements. Seller has delivered to Buyer copies of all such Tax Returns relating to income or franchise taxes filed since January 1, 1993. All Tax Returns filed by Seller are true, correct and complete in all material respects as such and to the extent that such Tax Returns may affect the transactions contemplated by this Agreement. Seller has paid, or made provision for the payment of, all Taxes that have or may have become due pursuant to those Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Part 3.11 of the Disclosure Letter and are being contested in good faith and as to which adequate reserves have been provided in the Balance Sheet and the Interim Balance Sheet.

                    (b) To Seller's Knowledge, the charges, accruals and reserves, if any, with respect to Taxes on the books of Seller are adequate and are at least equal to Seller's liability for Taxes. Seller has received no proposed tax assessment against Seller except as disclosed in the Balance Sheet or in Part 3.11 of the Disclosure Letter. To Seller's Knowledge, no consent to the application of Section 341(f)(2) of the IRC has been filed with respect to any property or assets held, acquired, or to be acquired by Seller. To Seller's Knowledge, all Taxes that Seller is or was required by Legal Requirements to withhold or collect have been duly withheld or collected and, to the extent required, have been paid to the proper Governmental Body or other Person.

                  3.12     NO MATERIAL ADVERSE CHANGE
                           --------------------------

                    To Seller's Knowledge, except as otherwise expressly permitted under this Agreement, since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, properties, prospects, assets, or condition of the Seller's Business or the Assets, and no event has occurred or circumstance exists that may result in such a material adverse change.

                  3.13     EMPLOYEE BENEFITS
                           -----------------

                    (a) Seller sponsors or maintains in effect for its employees a health insurance plan, a sick pay plan or policy, a vacation pay plan or policy and a holiday pay plan or policy (the "Four Plans"). Other than the Four Plans, there are no Company Plans, Company Other Benefit Obligations or Company VEBAs.

                    (b) Seller will deliver to Buyer within ten days of the date of this Agreement:

                    (i) all documents that set forth the terms of each of the Four Plans, including (A) all plan descriptions and summary plan descriptions of the Four Plans for which Seller is required to prepare, file, and distribute plan descriptions and summary plan descriptions, and (B) all summaries and descriptions furnished to participants and beneficiaries regarding those of the Four Plans for which a plan description or summary plan description is not required;

                    (ii) all personnel, payroll, and employment manuals and policies;

                    (iii) all insurance policies purchased by or to provide benefits under any of the Four Plans;

                    (iv) all notifications to employees of their rights under ERISA Sec. 601 et seq. and IRC Sec. 4980B; and,

                    (v) the Form 5500, if any, filed in each of the most recent three plan years with respect to each of the Four Plans, including all schedules thereto and the opinions of independent accountants.

                (c) Except as set forth in Part 3.13(vi) of the Disclosure
          Letter:

                    (i) Seller, with respect to the Four Plans is, and each of the Four Plans is, in compliance in all material respects with ERISA, the IRC, and other applicable Laws including the provisions of such Laws expressly mentioned in this Section 3.13, and with any applicable collective bargaining agreement.

                    (ii) Other than claims for benefits submitted by participants or beneficiaries, no claim against, or legal proceeding involving, any of the Four Plans is pending or, to Sellers' or the Stockholders' Knowledge, is Threatened.

                    (iii) The consummation of the transactions contemplated hereby will not result in the payment, vesting, or acceleration of any benefit.

                    3.14 COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL
                         AUTHORIZATIONS
                         ------------------------------------------------
                   (a) Except as set forth in Part 3.14 of the Disclosure
          Letter:

                    (i) Seller is in compliance in all material respects with each Legal Requirement that is or was applicable to it or to the conduct or operation of Seller's Business or the ownership or use of any of its assets;

                    (ii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement, or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and

                    (iii) Seller has not received, at any time since January 1, 1993, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible, or potential material violation of, or material failure to comply with, any Legal Requirement, or (B) any actual, alleged, possible, or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any material remedial action of any nature.

                    (b) Part 3.14 of the Disclosure Letter contains a complete and accurate list of each material Governmental Authorization that is held by Seller or that otherwise relates to the Seller's Business or the Assets. Each material Governmental Authorization listed or required to be listed in Part 3.14 of the Disclosure Letter is valid and in full force and effect.

                  3.15     LEGAL PROCEEDINGS; ORDERS
                           -------------------------
                    (a) except as set forth in part 3.15 of the Disclosure Letter, there is no pending Proceeding:

                    (i) that has been commenced by or against Seller or that otherwise materially relates to or may materially affect Seller's Business or the Assets; or

                    (ii) that challenges, or that may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby.

         To the Knowledge of Seller, (1) no such Proceeding has been Threatened, and (2) no event has occurred or circumstance exists that may give rise to or serve as a basis for the commencement of any such Proceeding other than as set forth in Part 3.15 of the Disclosure Letter. Seller has delivered to Buyer copies of all pleadings, correspondence, and other documents relating to each Proceeding listed in Part 3.15 of the Disclosure Letter. The Proceedings listed in Part 3.15 of the Disclosure Letter will not have a material adverse effect on the business, operations, assets, condition, or prospects of Seller's Business or the Assets.

                (b) Except as set forth in Part 3.15 of the Disclosure
          Letter:

                    (i) Seller is not subject to any Order that relates in any material respect to the Seller's Business, or any of the Assets;

                    (ii) to the Knowledge of Seller and the Stockholders, no officer, director, agent, or employee of Seller is subject to any Order that prohibits such officer, director, agent, or employee from engaging in or continuing any conduct, activity, or practice relating to the Seller's Business.

                  3.16     ABSENCE OF CERTAIN CHANGES AND EVENTS
                           -------------------------------------

                    Except as set forth in Part 3.16 of the Disclosure Letter or as otherwise expressly permitted in this Agreement, since the date of the Balance Sheet, Seller has conducted the Seller's Business only in the Ordinary Course of Business and there has not been any:

                    (a) change in Seller's authorized or issued capital stock; grant of any stockoption or right to purchase shares of capital stock of Seller; issuance of any security convertible into such capital stock; grant of any registration rights; purchase, redemption, retirement, or other acquisition by Seller of any shares of any such capital stock; or declaration or payment of any

                    (b) amendment to the Organizational Documents of Seller;

                    (c) except in the Ordinary Course of Business, payment or increase by Seller of any bonuses, salaries, or other compensation to any stockholder, director, officer, or employee or entry into any employment, severance, or similar contract with any director, officer, or employee;

                    (d) adoption of, or increase in the payments to or benefits under, any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any employees of Seller;

                    (e) damage to or destruction or loss of any asset or property of Seller, whether or not covered by insurance, materially and adversely affecting the properties, assets, business, financial condition, or prospects of Seller;

                    (f) entry into, termination of, or receipt of notice of termination of (i) any license, exclusive contract or arrangement, joint venture, credit, or similar agreement, or (ii) any contract or transaction involving a total remaining commitment by or to Seller (determined on an individual basis) of at least $25,000;

                    (g) other than in the Ordinary Course of Business, sale, lease, or other disposition of any asset or property of Seller or mortgage, pledge, or imposition of any lien or other encumbrance on any material asset or property of Seller, including the sale, lease, or other disposition of any of the Intellectual Property Assets;

                    (h) cancellation or waiver of any claims or rights with a value (determined individually) to Seller in excess of $25,000;

                    (i) material change in the accounting methods used by Seller; or

                    (j) agreement, whether oral or written, by Seller to do any of the foregoing.

                    3.17     CONTRACTS; NO DEFAULTS
                             ----------------------

                    (a) Part 3.17(a) of the Disclosure Letter contains a complete and accurate list, and Seller has delivered or made available to Buyer true and complete copies, of each of the Apartment Leases, the Corporate/Interim Housing Contracts, the Office/Warehouse Leases and the Other Contracts (collectively, the "Assumed Contracts").

                    (b) Except as set forth in Part 3.17(b) of the Disclosure Letter, Seller has no rights under, and has no or may not become subject to any obligation or liability under, any other contract that relates in any material respect to Seller's Business or the Assets.

                    (c) Except as set forth in Part 3.17(c) of the Disclosure Letter, each Assumed Contract identified or required to be identified in Part 3.17(a) of the Disclosure Letter is in full force and effect and is valid and enforceable in accordance with its terms.

                    (d) Except as set forth in Part 3.17(d) of the Disclosure
Letter:

                    (i) Seller is in compliance in all material respects with all applicable terms and requirements of each of the Assumed Contracts;

                    (ii) to Seller's Knowledge, each other Person that has or had any obligation or liability under any of the Assumed Contracts is in compliance in all material respects with all applicable terms and requirements of such Assumed Contract;

                    (iii) to Seller's Knowledge, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with, or result in a violation or breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate, or modify, any Assumed Contract; and

                                    (iv)    Seller has not given to or received
         from any other Person, at any time since January 1, 1995, any notice or other communication (whether oral or written) regarding any actual, alleged, possible, or potential violation or breach of, or default under, any Assumed Contract.

                           (e)      Other than in the Ordinary Course of
Business, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed contracts with any Person included in the Assumed Contracts and no such Person has made written demand for such renegotiation.

                  3.18     INSURANCE
                           ---------

                           (a)      Sellers have delivered to Buyer:

                                    (i)     true and complete copies of all
         policies of insurance to which Seller is a party or under which Seller is or has been covered at any time within the three (3) years preceding the date of this Agreement; and

                                    (ii)    true and complete copies of all
         pending applications for policies of insurance.

                           (b)      Part 3.18(b) of the Disclosure Letter
         describes:

                                    (i)     any self-insurance arrangement by
         or affecting Seller or the Assets, including any reserves established thereunder;

                                    (ii)    any contract or arrangement, other
         than a policy of insurance, for the transfer or sharing of any risk by Seller; and

                                    (iii)   all obligations of Seller to third
         parties with respect to insurance (including such obligations under leases and service agreements) and identifies the policy under which such coverage is provided.

                  3.19     ENVIRONMENTAL MATTERS
                           ---------------------

                           Except as set forth in part 3.19 of the Disclosure
Letter:

                           (a)      To Seller's Knowledge, Seller is, and at
all times has been, in compliance in all material respects with all Environmental Laws. Seller has not received any actual or Threatened order, notice, or other communication from (i) any Governmental Body or private citizen acting in the public interest, or (ii) the current or prior owner or operator of any Facilities, of any actual or potential violation or failure to comply with any Environmental Law, or of any actual or Threatened obligation to undertake or bear the cost of any Environmental, Health, and

Safety Liabilities with respect to any of the Facilities or any other properties or assets (whether real, personal, or mixed) in which Seller has had an interest, or with respect to any property or Facility at or to which Hazardous Materials were refined, transferred, imported, or processed by Seller or any other Person for whose conduct it is or may be held responsible.

                           (b)      There are no pending or, to the Knowledge
of Seller, Threatened claims, Encumbrances, or other restrictions of any nature, resulting from any Environmental, Health, and Safety Liabilities or arising under or pursuant to any Environmental Law, with respect to or affecting any of the Facilities or any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                           (c)      To Seller's Knowledge, neither Seller nor
any other Person for whose conduct it is or may be held responsible, has any Environmental, Health, and Safety Liabilities with respect to the Facilities or, to the Knowledge of Seller with respect to any other properties and assets (whether real, personal, or mixed) in which Seller (or any predecessor), has or had an interest.

                           (d)      To the Knowledge of Seller, there has been
no Release or Threat of Release, of any Hazardous Materials that would constitute a material violation of any Environmental Laws at or from the Facilities or at any other locations where any Hazardous Materials were generated, manufactured, refined, transferred, produced, imported, used, or processed from or by the Facilities, or from or by any other properties and assets (whether real, personal, or mixed) in which Seller has or had an interest.

                  3.20     EMPLOYEES
                           ---------

                           (a)      Part 3.20 of the Disclosure Letter contains
a complete and accurate list of the following information for each employee of Seller, including each employee on leave of absence or layoff status: employee name; job title; current compensation paid or payable and any change in compensation since January 1, 1995; vacation accrued; and service credited for purposes of vesting and eligibility to participate under Seller's fringe benefit plans.

                           (b)      To Seller's Knowledge, except as set forth
in Part 3.20 of the Disclosure Letter, no Seller employee is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, noncompetition, or proprietary rights agreement, between such employee and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will affect (i) the performance of his duties as an employee in Seller's Business, or (ii) the ability of Seller to conduct Seller's Business. To Seller's Knowledge, no officer or other key employee of Seller intends to terminate his employment with Seller in connection with the transactions contemplated hereby.

                  3.21     LABOR RELATIONS; COMPLIANCE
                           ---------------------------

                           Since January 1, 1995, Seller has not been or is not
a party to any collective bargaining or other labor Contract. Since January 1, 1995, there has not been, there is not presently pending or existing, and there is not Threatened, (a) any strike, slowdown, picketing, work stoppage, or employee grievance process, (b) any Proceeding against or affecting the Seller's Business relating to the alleged violation of any Legal Requirement pertaining to labor relations or employment matters, including any charge or complaint filed by an employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, or any comparable Governmental Body, organizational activity, or other labor or employment dispute against or affecting Seller or its premises, or (c) any application for certification of a collective bargaining agent. To Seller's Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute. There is no lockout of any employees by Seller, and no such action is contemplated by Seller. To Seller's Knowledge, Seller has complied in all material respects with all Legal Requirements relating to employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, occupational safety and health, and plant closing. Seller is not liable for the payment of any compensation, damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

                  3.22     INTELLECTUAL PROPERTY
                           ---------------------

                           (a)      INTELLECTUAL PROPERTY ASSETS--The term
"Intellectual Property Assets" includes:

                                    (i)     the names "Interim Quarters" and
         "Corporate Quarters," all fictional business names, trading names, registered and unregistered trademarks, service marks, and applications (collectively, "Marks");

                                    (ii)    all patents, patent applications,
         and inventions and discoveries that may be patentable (collectively, "Patents");

                                    (iii)   all copyrights in both published
         works and unpublished works (collectively, "Copyrights"); and,

                                    (iv)    all know-how, trade secrets,
         confidential information, customer lists, internally derived or custom software, technical information, data, process technology, plans, drawings, and blue prints (collectively, "Trade Secrets") owned, used, or licensed by Seller as licensee or licensor.

                           (b)      Agreements -- Part 3.22(b) of the
Disclosure Letter contains a complete and accurate list and summary description, including any royalties paid or received by

Seller, of all Contracts relating to the Intellectual Property Assets to which Seller is a party or by which Seller is bound, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available software programs with a value of less than $10,000 under which Seller is the licensee. There are no outstanding and, to Seller's Knowledge, no Threatened disputes or disagreements with respect to any such agreement.

                           (c)      [INTENTIONALLY LEFT BLANK]

                           (d)      Trademarks

                                    (i)     Part 3.22(d) of the Disclosure
         Letter contains a complete and accurate list and summary description of all Marks.

                                    (ii)    Except as set forth on Part 3.22(d)
         of the Disclosure Letter, all Marks that have been registered with the United States Patent and Trademark Office are currently in compliance with all formal legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety days after the Closing Date.

                                    (iii)   Except as set forth on Part 3.22(d)
         of the Disclosure Letter, no Mark has been or is now involved in any opposition, invalidation, or cancellation and, to Seller's Knowledge, no such action is Threatened with the respect to any of the Marks.

                                    (iv)    Except as set forth on Part 3.22(d)
         of the Disclosure Letter, to Seller's Knowledge, there is no potentially interfering trademark or trademark application of any third party.

                           (e)      Trade Secrets

                                    (i)     With respect to the Trade Secrets,
         taken as a whole, the documentation relating to such Trade Secret is current, accurate, and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.

                                    (ii)    Seller has taken all reasonable
         precautions to protect the secrecy, confidentiality and value of its Trade Secrets.

                  3.23     DISCLOSURE
                           ----------

                           (a)      No representation or warranty of Seller in
this Agreement and no statement in the Disclosure Letter omits to state a material fact required to be made in such representation or warranty or in the Disclosure Letter and necessary to make the statements herein or therein, in light of the circumstances in which they were made, not misleading.

                           (b)      There is no fact known to Seller that has
specific application to the Seller's Business (other than general economic or industry conditions) and that materially adversely affects the assets, business, prospects, financial condition, or results of operations of the Seller's Business that has not been set forth in this Agreement or the Disclosure Letter.

                           (c)      Disclosure by Seller and/or the
Stockholders of any matter with respect to any representation or warranty made by Seller and/or the Stockholders in this Agreement shall constitute disclosure of the same matter with respect to any other representation or warranty made by Seller and/or the Stockholders in this Agreement.

                  3.24     BROKERS OR FINDERS
                           ------------------

                           Seller and its agents have incurred no obligation or
liability, contingent or otherwise, for brokerage or finders' fees or agents' commissions or other similar payment in connection with this Agreement.

         4.       REPRESENTATIONS AND WARRANTIES OF BUYER
                  ---------------------------------------

                  Buyer represents and warrants to each of Seller and the Stockholders as follows:

                  4.1      ORGANIZATION AND GOOD STANDING
                           ------------------------------

                           Buyer is a corporation duly organized, validly
existing, and in good standing under the laws of the State of Ohio, with full corporate power and authority to conduct its business as it is now being conducted and to own or use the properties and assets that it purports to own or use. Buyer is duly qualified to do business as foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification. Buyer has delivered to Seller copies of its Organizational Documents, as currently in effect.

                  4.2      AUTHORITY; NO CONFLICT
                           ----------------------

                           (a)      This Agreement constitutes the legal,
valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Buyer has the absolute and unrestricted right, power, and authority to execute and deliver this Agreement and the other documents contemplated to be executed and delivered at the Closing by Buyer and to perform its obligations under this Agreement and such other documents.

                           (b)      Except as set forth in Schedule 4.2,
neither the execution and delivery of this Agreement nor the consummation or performance of any of the transactions contemplated hereby will give any Person the right to prevent, delay, or otherwise interfere with any of the transactions contemplated hereby pursuant to:

                                    (i)     any provision of Buyer's
         Organizational Documents;

                                    (ii)    any resolution adopted by the board
         of directors or the stockholders of Buyer;

                                    (iii)   any Legal Requirement or Order to
         which Buyer may be subject; or

                                    (iv)    any material contract to which
         Buyer is a party or by which Buyer may be bound.

Except as set forth in Schedule 4.2, Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the transactions contemplated hereby.

                  4.3      CAPITALIZATION; BUYER SHARES
                           ----------------------------

                           The authorized equity securities of Buyer consist of
10,000,000 shares of common stock, no par value per share, and 100,000 shares of undesignated preferred stock, no par value per share. As of February 29, 1996, [3,941,869] shares of common stock were issued and outstanding and no shares of undesignated preferred stock were issued and outstanding. The Buyer Shares to be received by Seller in connection with the transactions contemplated hereby will be duly authorized, validly issued, fully paid and non-assessable shares of common stock free of any claim of preemptive rights and free and clear of any and all Encumbrances other than restrictions on transfer imposed by federal and state securities laws and regulations.

                  4.4      SEC REPORTS
                           -----------

                           Buyer has timely filed with the Securities and
Exchange Commission ("SEC") all materials and documents required to be filed by it under the Securities Exchange Act of 1934 (the "Exchange Act"). All the materials and documents filed with the SEC by Buyer since December 1, 1995, including its initial Registration Statement on Form S-1, are hereinafter referred to as the "Buyer SEC Reports." The Buyer SEC Reports, copies of which have been delivered to the Seller, are true and correct in all material respects, including the financial statements and other financial information contained therein, and do not omit to state any material fact necessary to make the statements in such Buyer SEC Reports, in light of the circumstances in which they were made, not misleading. The financial statements included in the Buyer SEC Reports fairly present in all material respects the financial condition and the results of operations, changes in stockholders' equity and cash flow of Buyer and its subsidiaries as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.

                  4.5      CERTAIN PROCEEDINGS
                           -------------------

                           There is no pending Proceeding that has been
commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal, or otherwise interfering with, any of the transactions contemplated hereby. To Buyer's Knowledge, no such Proceeding has been Threatened.

         5.       CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
                  ---------------------------------------------------

                  Buyer's obligation to purchase the Assets and assume the Assumed Liabilities and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

                  5.1      ACCURACY OF REPRESENTATIONS
                           ---------------------------

                           After giving effect to the matters set forth in the
Disclosure Letter, all of the representations and warranties of Seller and the Stockholders in this Agreement (considered collec tively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (other than representations and warranties having materiality qualifiers, which shall be accurate in all respects) as of the date of this Agreement, and must be accurate in all material respects (other than representations and warranties having materiality qualifiers, which shall be accurate in all respects) as of the Closing Date as if made on the Closing Date, after effect to any supplement to the Disclosure Letter.

                  5.2      SELLER'S PERFORMANCE
                           --------------------

                           (a)      All of the covenants and obligations that
Seller or the Stockholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been duly performed and complied with in all material respects.

                           (b)      Each document required to be delivered
pursuant to Section 2.6 must have been delivered.

                  5.3      CONSENTS
                           --------

                           Each of the Consents identified in Part 3.2 of the
Disclosure Letter, and each Consent identified in Schedule 4.2, must have been obtained and must be in full force and effect.

                  5.4      ADDITIONAL DOCUMENTS
                           --------------------

                           Each of the following documents must have been
delivered to Buyer:

                           (a)      an opinion of Powell & Thomas, P.C.,  dated
the Closing Date, in the form of Exhibit 5.4(a); and,

                           (b)      such other documents as Buyer may
reasonably request for the purpose of (i) enabling its counsel to provide the opinion referred to in Section 6.4(a), (ii) evidencing the accuracy of any of Seller's representations and warranties, (iii) evidencing the performance by Seller of, or the compliance by Seller with, any covenant or obligation required to be performed or complied with by Seller, (iv) evidencing the satisfaction of any condition referred to in this Section 5, or (v) otherwise facilitating the consummation or performance of any of the transactions contemplated hereby, including evidence of the change to Seller's corporate name to KM Interests, Inc.

                  5.5      NO PROCEEDINGS
                           --------------

                           Since the date of this Agreement, there must not
have been commenced or Threatened against Buyer, or against any Person affiliated with Buyer, any Proceeding (a) involving any challenge to, or seeking damages or other relief in connection with, any of the transactions contemplated hereby, or (b) that may reasonably have the effect of preventing, delaying, making illegal, or otherwise interfering with any of the transactions contemplated hereby.

                  5.6      NO CLAIM REGARDING STOCK OWNERSHIP OR SALE PROCEEDS
                           ---------------------------------------------------

                           There must not have been made or Threatened by any
Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, the Assets or any stock of, or any other voting, equity, or ownership interest in Seller, or (b) is entitled to all or any portion of the Purchase Price payable for the Assets.

                  5.7      NO PROHIBITION
                           --------------

                           Neither the consummation nor the performance of any
of the transactions contemplated hereby will, directly or indirectly (with or without notice or lapse of time), materially contravene, or conflict with, or result in a material violation of, or cause Buyer or any Person affiliated with Buyer to suffer any material adverse consequence under, (a) any applicable Legal Requirement or Order, or (b) any Legal Requirement or Order that has been published, introduced, or otherwise proposed by or before any Governmental Body.

         6.       CONDITIONS PRECEDENT TO SELLER'S AND THE STOCKHOLDERS'
                  -----------------------------------------------------
                  OBLIGATION TO CLOSE
                  -------------------

                  Seller's obligation to sell the Assets and to take the other actions required to be taken by Seller or the Stockholders at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller and/or the Stockholders, in whole or in part):

                  6.1      ACCURACY OF REPRESENTATIONS
                           ---------------------------

                           All of Buyer's representations and warranties in
this Agreement (considered collectively), and each of these representations and warranties (considered individually), must have been accurate in all material respects (other than representations and warranties having materiality qualifiers, which shall be accurate in all respects) as of the date of this Agreement and must be accurate in all material respects (other than representations and warranties having materiality qualifiers, which shall be accurate in all respects) as of the Closing Date as if made on the Closing Date.

                  6.2      BUYER'S PERFORMANCE
                           -------------------

                           (a)      All of the covenants and obligations that
Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), must have been performed and complied with in all material respects.

                           (b)      Buyer must have delivered each of the
documents required to be delivered by Buyer pursuant to Section 2.6 and must have paid the Purchase Price.

                  6.3      CONSENTS
                           --------

                           Each of the Consents identified in Part 3.2 of the
Disclosure Letter must have been obtained and must be in full force and effect.

                  6.4      ADDITIONAL DOCUMENTS
                           --------------------

                           Buyer must have caused the following documents to be
delivered to Seller:

                           (a)      an opinion of Keating, Muething & Klekamp,
dated the Closing Date, in the form of Exhibit 6.4(a); and

                           (b)      such other documents as Seller may
reasonably request for the purpose of (i) enabling their counsel to provide the opinion referred to in Section 5.4(a), (ii) evidencing the accuracy of any representation or warranty of Buyer, (iii) evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer, (ii) evidencing the satisfaction of any condition referred to in this Section 6, or (v) otherwise facilitating the consummation of any of the transactions contemplated hereby.

                  6.5      NO INJUNCTION
                           -------------

                           There must not be in effect any Legal Requirement or
any injunction or other Order that (a) prohibits the sale of the Assets by Seller to Buyer, and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

         7.       TERMINATION
                  -----------

                  7.1      TERMINATION EVENTS
                           ------------------

                           This Agreement may, by notice given prior to or at
the Closing, be terminated:

                           (a)      by either Buyer or Seller if a material
Breach of any provision of this Agreement has been committed by the other party and such Breach has not been waived;

                           (b)      (i)     by Buyer if any of the conditions
in Section 5 has not been satisfied as of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement) and Buyer has not waived such condition on or before the Closing Date; or (ii) by Seller, if any of the conditions in Section 6 has not been satisfied of the Closing Date or if satisfaction of such a condition is or becomes impossible (other than through the failure of Seller to comply with its obligations under this Agreement) and Seller has not waived such condition on or before the Closing Date;

                           (c)      by mutual consent of Buyer and Seller; or

                           (d)      by either Buyer or Seller if the Closing
has not occurred (other than through the failure of any party seeking to terminate this Agreement to comply fully with its obliga tions under this Agreement) on or before July 15, 1996 or such later date as the parties may agree upon.

                  7.2      EFFECT OF TERMINATION
                           ---------------------

                           Each party's right of termination under Section 7.1
is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of a right of termination will not be an election of remedies. If this Agreement is terminated pursuant to Section 7.1, all further obligations of the parties under this Agreement will terminate, except that the obligations in Section 9.1 will survive and except that, if this Agreement is terminated due to the material Breach hereof by Buyer or pursuant to Section 7.1(d), Buyer shall reimburse Seller for the incremental interest and other costs incurred by Seller relating to additional borrowings made by Seller to fund Seller's Business after April 26, 1996 and prior to Closing; provided, however, that if this Agreement is terminated by a party because of the Breach of the Agreement by the other party or because one or more of the conditions to the terminating party's obligations under this Agreement is not satisfied as a result of the other party's failure to comply with its obligations under this Agreement, the terminating party's right to pursue all legal remedies will survive such termination unimpaired.

         8.       INDEMNIFICATION; REMEDIES
                  -------------------------

                  8.1      SURVIVAL
                           --------

                           All representations, warranties, covenants, and
obligations in this Agreement, the Disclosure Letter, the supplements to the Disclosure Letter, the certificate delivered pursuant to Section 2.6(a)(vi) and
Section 2.6(b)(vii), and any other certificate or document delivered pursuant to this Agreement will survive the Closing. However, the knowing waiver of any condition based on the accuracy of any representation or warranty in this Agreement, or on the performance of or compliance with any covenant or obligation in this Agreement, will eliminate the right to indemnification, payment of Damages, or other remedy based on such representations, warranties, covenants and obligations.

                  8.2 INDEMNIFICATION AND PAYMENT OF DAMAGES BY SELLER AND THE STOCKHOLDERS
                           ----------------------------------------------------

                           Seller and each of the Stockholders, jointly and
severally, will indemnify and hold harmless Buyer and its Representatives, stockholders, controlling persons, and affiliates (collectively, the "Indemnified Persons") for, and will pay to the Indemnified Persons the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorneys' fees) or diminution of value, whether or not involving a third-party claim (collectively, "Damages"), arising, directly or indirectly, from or in connection with:

                           (a)      any Breach of any representation or
warranty made by Seller or the Stockholders in this Agreement or any other certificate or document delivered by Seller or the Stockholders pursuant to this Agreement;

                           (b)      any Breach of any representation or
warranty made by Seller or the Stockholders in this Agreement as if such representation or warranty were made on and as of the Closing Date;

                           (c)      any Breach by Seller or the Stockholders of
any covenant or obligation in this Agreement (but not covenants or obligations set forth in the Consulting Agreements, the Non-Competition Agreements or the Employment Agreements);

                           (d)      any product shipped or manufactured by, or
any services provided by, Seller prior to the Closing Date; or

                           (e)      any claim by any Person for brokerage or
finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such Person with Seller (or any Person acting on their behalf) in connection with any of the transactions contemplated hereby.

                  8.3      INDEMNIFICATION AND PAYMENT OF DAMAGES BY BUYER
                           -----------------------------------------------

                           Buyer will indemnify and hold harmless Seller and
the Stockholders, and will pay to Seller or the Stockholders the amount of any Damages arising, directly or indirectly, from or in connection with (a) any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate delivered by Buyer pursuant to this Agreement, (b) any Breach by Buyer of any covenant or obligation of Buyer in this Agreement, including the obligation to discharge the Assumed Liabilities (but not covenants or obligations set forth in the Consulting Agreement, the Registration Rights Agreement or the Employment Agreements), or (c) any claim by any Person for brokerage or finder's fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on its behalf) in connection with any of the transactions contemplated hereby.

                  8.4      TIME LIMITATIONS
                           ----------------

                           If the Closing occurs, Seller will have no liability
(for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, other than those in Sections 3.6 (title only), 3.11, 3.13,
3.15 and 3.19, unless on or before July 15, 1997, Buyer notifies Seller and the Stockholders of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Buyer; a claim with respect to
Section 3.6 (title only), 3.11, 3.13, or 3.15, or a claim for indemnification or reimbursement not based upon any representation or warranty or any covenant or obligation to be performed and complied with prior to the Closing Date, may be made at any time within the applicable statute of limitations; a claim with respect to Section 3.19, which must be made by July 15, 1998. If the Closing occurs, Buyer will have no liability (for indemnification or otherwise) with respect to any representation or warranty, or covenant or obligation to be performed and complied with prior to the Closing Date, unless on or before July 15, 1997, Seller notifies Buyer of a claim specifying the factual basis of that claim in reasonable detail to the extent then known by Seller except with respect to Section 4.5 as to which claims may be made at any time within the applicable statute of limitations.

                  8.5      LIMITATIONS ON AMOUNT -- SELLER AND THE STOCKHOLDERS
                           ----------------------------------------------------

                           Seller and the Stockholders will have no liability
(for indemnification or otherwise) with respect to the matters described in clause (a), clause (b) or, to the extent relating to any failure to perform or comply prior to the Closing Date, clause (c) of Section 8.2 until the total of all Damages actually paid or incurred by Buyer with respect to such matters exceeds Sixty-Seven Thousand Five Hundred Dollars ($67,500), and then only for the amount by which such Damages actually paid or incurred by Buyer exceed Sixty-Seven Thousand Five Hundred Dollars ($67,500). Seller will have no liability (for indemnification or otherwise) with respect to the matters described in clause (d) of Section 8.2 until the total of all Damages actually paid or incurred by Buyer with respect to such matters exceeds Sixty-Seven Thousand Five Hundred Dollars ($67,500), and then only for the amount by which such Damages actually paid or incurred by Buyer exceed Sixty-Seven Thousand Five Hundred Dollars ($67,500). However, this
Section 8.5 will not apply to any Breach of any of Seller's or the Stockholders representations and warranties of which Seller had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Sellers or the Stockholders of any covenant or obligation, and Seller and the Stockholders will be jointly and severally liable for all Damages with respect to such Breaches nor shall it apply to claims by Buyer with respect to Section 3.8 of this Agreement or to the adjustment procedures set forth in Section 2.7 hereof. The maximum aggregate obligation of Seller and the Stockholders to Buyer with respect to all matters for which Buyer may seek indemnification under this Agreement shall not exceed One Million Dollars ($1,000,000).

                     8.6      LIMITATIONS ON AMOUNT--BUYER
                              ----------------------------

                           Buyer will have no liability (for indemnification or
otherwise) with respect to the matters described in clause (a) or (b) of
Section 8.3 until the total of all Damages actually paid or incurred by Seller or the Stockholders with respect to such matters exceeds Sixty-Seven Thousand Five Hundred Dollars ($67,500), and then only for the amount by which such Damages actually paid or incurred by Seller or the Stockholders exceed Sixty-Seven Thousand Five Hundred Dollars ($67,500). However, this Section 8.6 will not apply to any Breach of any of Buyer's representations and warranties of which Buyer had Knowledge at any time prior to the date on which such representation and warranty is made or any intentional Breach by Buyer of any covenant or obligation, and Buyer will be liable for all Damages with respect to such Breaches nor shall it apply to the adjustment procedures set forth in
Section 2.7 hereof. The maximum aggregate obligation of Buyer to Seller and the Stockholders with respect to all matters for which Seller and the Stockholders may seek indemnification under this Agreement shall not exceed One Million Dollars ($1,000,000).

                  8.7      PROCEDURE FOR INDEMNIFICATION--THIRD PARTY CLAIMS
                           -------------------------------------------------

                           (a)      Promptly after receipt by an indemnified
party under Section 8.2 or 8.3 of notice of the commencement of any Proceeding against it, such indemnified party will, if a claim is to be made against an indemnifying party under such Section, give notice to the indemnifying party of the commencement of such claim, but the failure to notify the indemnifying party will not relieve the indemnifying party of any liability that it may have to any indemnified party, except to the extent that the indemnifying party demonstrates that the defense of such action is prejudiced by the indemnifying party's failure to give such notice.

                           (b)      If any Proceeding referred to in Section
8.7(a) is brought against an indemnified party and it gives notice to the indemnifying party of the commencement of such Proceeding, the indemnifying party will, unless the claim involves Taxes, be entitled to participate in such Proceeding and, to the extent that it wishes (unless (i) the indemnifying party is also a party to such Proceeding and the indemnified party determines in good faith that joint representation would be inappropriate, or
(ii) the indemnifying party fails to provide reasonable assurance to the indemnified party of its financial capacity to defend such Proceeding and provide indemnification with respect to such Proceeding), to assume the defense of such Proceeding with counsel satisfactory to the indemnified party and, after notice from the indemnifying party to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will not, as long as it diligently conducts such defense, be liable to the indemnified party under this Section 8 for any fees of other counsel or any other expenses with respect to the defense of such Proceeding, in each case subsequently incurred by the indemnified party in connection with the defense of such Proceeding, other than reasonable costs of investigation. If the indemnifying party assumes the defense of a Proceeding, (i) it will be conclusively established for purposes of this Agreement that the claims made in that Proceeding are within the scope of and subject to indemnification; (ii) no compromise or settlement of such claims may be effected by the indemnifying party without the indemnified party's consent unless (A) there is no finding or admission of any violation of Legal Requirements or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party, and (B) the sole relief provided is monetary damages that are paid in full by the indemnifying party; and (iii) the indemnified party will have no liability with respect to any compromise or settlement of such claims effected without its consent. If notice is given to an indemnifying party of the commencement of any Proceeding and the indemnifying party does not, within ten days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense of such Proceeding, the indemnifying party will be bound by any determination made in such Proceeding or any compromise or settlement effected by the indemnified party.

                           (c)      Notwithstanding the foregoing, if an
indemnified party determines in good faith that there is a reasonable probability that a Proceeding may adversely affect it or its affiliates other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the indemnified party may, by notice to the indemnifying party, assume the exclusive right to defend, compromise, or settle such Proceeding, but the indemnifying party will not be bound by any determination of a Proceeding so defended or any compromise or settlement effected without its consent (which may not be unreasonably withheld).

                           (d)      Seller and the Stockholders hereby consent
to the non-exclusive jurisdiction of any court in which a Proceeding is brought against any Indemnified Person for purposes of any claim that an Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein, and agree that process may be served on Seller or the Stockholders with respect to such a claim anywhere in the world.

                  8.8      PROCEDURE FOR INDEMNIFICATION--OTHER CLAIMS
                           -------------------------------------------

                           A claim for indemnification for any matter not
involving a third-party claim may be asserted by notice to the party from whom indemnification is sought.

                  8.9      EXCLUSIVE REMEDIES
                           ------------------

                           The indemnification remedy provided in this Section
8 shall constitute the sole and exclusive remedy available to any party to this Agreement or other Indemnified Person with respect to any claim arising out of or in any way related to the purchase and sale of the Assets or any other matter governed by or contemplated in this Agreement, and shall limit all other remedies that would otherwise be available to such party or Indemnified Person but for this provision. However, nothing in this Section 8.9 is intended to restrict any remedies which may be available to any party with respect to any future breach of or other default under any separate agreement executed in connection with any matter described in this Agreement, including (without limitation) breaches of or defaults under the Employment Agreements, the Consulting Agreement, the Non-Competition Agreements and the Registration Rights Agreement.

         9.       GENERAL PROVISIONS
                  ------------------

                   9.1     EXPENSES
                           --------

                           Except as otherwise expressly provided in this
Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the transactions contemplated hereby, including all fees and expenses of agents, representatives, counsel and accountants. In the event of termination of this Agreement, the obligation of each party to pay its own expenses will be subject to any rights of such party arising from a breach of this Agreement by another party.

                  9.2      PUBLIC ANNOUNCEMENTS
                           --------------------

                           Any public announcement or similar publicity with
respect to this Agreement or the transactions contemplated hereby will be issued, if at all, at such time and in such manner as Buyer and Seller mutually determine. Seller and Buyer will consult with each other in good faith concerning the means by which the Seller's employees, customers, and suppliers and others having dealings with the Seller's Business will be informed of the transactions contemplated hereby, and Buyer and Seller will have the right to be present for any such communication.

                  9.3      NOTICES
                           -------

                           All notices, consents, waivers, and other
communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt), or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service, in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

                Seller and          Interim Quarters, Inc.
           the Stockholders:        c/o Kenneth L. and Ramona A. Hixon
                                    4135 Cobblers Lane
                                    Dallas, Texas  75287

             with a copy to:        Powell & Thomas P.C.
                                    12700 Park Central Drive, Suite 205
                                    Dallas, Texas  75251
                                    Attention:  Charles D. Powell, Esq.
                                    Facsimile No.:  214/233-6986

             with a further         Arthur I. Brown, CPA
                    copy to:        13101 Preston Road
                                    Suite 312
                                    Dallas, Texas  75240


                      Buyer:        Globe Business Resources, Inc.
                                    1925 Greenwood Avenue
                                    Cincinnati, Ohio  45246
                                    Attention:  David D. Hoguet, Chairman
                                    Facsimile No.:  513/771-5354

             with a copy to:        Keating, Muething & Klekamp
                                    1800 Provident Tower
                                    One East Fourth Street
                                    Cincinnati, Ohio  45202
                                    Attention: Edward E. Steiner, Esq.
                                    Facsimile No.:  513/579-6957.

                  9.4      FURTHER ASSURANCES; RECORDS RETENTION
                           -------------------------------------

                           The parties agree: (a) to furnish upon request to
each other such further information; (b) to execute and deliver to each other such other documents; and (c) to do such other acts and things, all as the other party or parties may reasonably request for the purpose of carrying out the intent of this Agreement and the documents referred to in this Agreement. Buyer shall retain all files, books and other records of Seller relating to the operation of Seller's Business after the Closing in a manner that is consistent with Buyer's general records retention policy (under which Buyer currently retains most records for seven (7) years) and shall, after the Closing, give Seller and the Stockholders and their respective representative(s) access thereto during regular business hours on reasonable prior notice.

                  9.5      WAIVER
                           ------

                           Except as otherwise provided in Sections 8.2 and
8.3, the rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

                  9.6      ENTIRE AGREEMENT AND MODIFICATION
                           ---------------------------------

                           This Agreement supersedes all prior agreements,
arrangements or understandings between the parties with respect to its subject matter (including the Letter of Intent between Buyer and Seller dated April 26,
1996) and constitutes (along with the documents referred to in this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by all the parties hereto.

                  9.7      ASSIGNMENTS, SUCCESSORS, AND NO THIRD-PARTY RIGHTS
                           --------------------------------------------------

                           Neither Buyer nor Seller may assign any of its
rights under this Agreement without the prior consent of the other parties, which will not be unreasonably withheld, except that Buyer may assign any of its rights under this Agreement to any Subsidiary of Buyer. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

                  9.8      SEVERABILITY
                           ------------

                           If any provision of this Agreement is held invalid
or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

                  9.9      SECTION HEADINGS, CONSTRUCTION
                           ------------------------------

                           The headings of Sections in this Agreement are
provided for convenience only and will not affect its construction or interpretation. All references to "Section" or "Sections" refer to the corresponding Section or Sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word "including" does not limit the preceding words or terms.

                  9.10     TIME OF ESSENCE
                           ---------------

                           With regard to all dates and time periods set forth
or referred to in this Agreement, time is of the essence.

                  9.11     GOVERNING LAW
                           -------------

                           This Agreement will be governed by and construed
under the laws of the State of Delaware without regard to conflicts of laws principles. Notwithstanding the foregoing, the parties hereto intend that Buyer shall have the benefit of the provisions of Article 5.10.B of the Texas Business Corporation Act.

                  9.12     COUNTERPARTS
                           ------------

                           This Agreement may be executed in one or more
counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.

                           IN WITNESS WHEREOF, the parties have executed and
delivered this Agreement as of the date first written above.

                                        GLOBE BUSINESS RESOURCES, INC.


                                        By:          Blair D. Neller
                                           -----------------------------
                                                     Blair D. Neller
                                                     President

                             INTERIM QUARTERS, INC.


                             By:           Kenneth L. Hixon
                                 -----------------------------------
                                           Kenneth L. Hixon
                                           President


                             STOCKHOLDERS:


                             Kenneth L. Hixon
                            ----------------------------------------
                             KENNETH L. HIXON



                             Ramona A. Hixon
                            ----------------------------------------
                             RAMONA A. HIXON

                                    GLOSSARY


                  "ADJUSTMENT AMOUNT" -- as defined in Section 2.5.

                  "BALANCE SHEET" -- as defined in Section 3.4.

                  "BREACH" -- a "Breach" of a representation, warranty, covenant, obligation or other provision of this Agreement or any instrument delivered pursuant to this Agreement will be deemed to have occurred if there is or has been: (a) any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation or other provision; or (b) any claim (by any Person) or other occurrence or circumstance that is or was inconsistent with such representation, warranty, covenant, obligation, or other provision, and the term "Breach" means any such inaccuracy, breach, failure, claim, occurrence, or circumstance.

                  "BUYER" -- as defined in the first paragraph of this Agreement.

                  "CLOSING" -- as defined in Section 2.5.

                  "CLOSING DATE" -- the date and time as of which the Closing actually takes place.

                  "COMPANY OTHER BENEFIT OBLIGATION" means an Other Benefit Obligation owed, adopted, or followed by Seller or an ERISA Affiliate of Seller.

                  "COMPANY PLAN" means all Plans of which Seller or an ERISA Affiliate of Seller is or was a Plan Sponsor, or to which Seller or an ERISA Affiliate of Seller otherwise contributes or has contributed, or in which Seller or an ERISA Affiliate of Seller otherwise participates or has participated. All references to Plans are to Company Plans unless the context requires otherwise.

                  "COMPANY VEBA" means a VEBA whose members include employees of Seller or any ERISA Affiliate of Seller.

                  "CONSENT" -- any approval, consent, ratification, waiver or other authorization (including any Governmental Authorization).

                  "DAMAGES" -- as defined in Section 8.2.

                  "DISCLOSURE LETTER" -- the disclosure letter delivered by Seller and the Stockholders to Buyer concurrently with the execution and delivery of this Agreement.

                  "ENCUMBRANCE" -- any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

                  "ENVIRONMENT" -- soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments, ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

                  "ENVIRONMENTAL, HEALTH, AND SAFETY LIABILITIES" -- any cost, damages, expense, liability, obligation, or other responsibility arising from or under Environmental Law or Occupational Safety and Health Law and consisting of or relating to:

                  (a) any environmental, health, or safety matters or conditions (including on-site or off-site contamination, occupational safety and health, and regulation of chemical substances or products);

                  (b) fines, penalties, judgments, awards, settlements, legal or administrative proceedings, damages, losses, claims, demands and response, investigative, remedial or inspection costs and expenses arising under Environmental Law or Occupational Safety and Health Law;

                  (c) financial responsibility under Environmental Law or Occupational Safety and Health Law for cleanup costs or corrective action, including any investigation, cleanup, removal, containment, or other remediation or response actions ("Cleanup") required by applicable Environmental Law or Occupational Safety and Health Law (whether or not such Cleanup has been required or requested by any Governmental Body or any other Person) and for any natural resource damages; or

                  (d) any other compliance, corrective, investigative or remedial measures required under Environmental Law or Occupational Safety and Health Law.

                  The terms "removal," "remedial," and "response action," include the types of activities covered by the United States Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Sec. 9601 et seq., as amended ("CERCLA").

                  "ENVIRONMENTAL LAW" -- any Legal Requirement that requires or relates to:

                  (a) advising appropriate authorities, employees, and the public of intended or actual releases of pollutants or hazardous substances or materials, violations of discharge limits or other prohibitions and of the commencements of activities, such as resource extraction or construction, that could have significant impact on the Environment;

                  (b) preventing or reducing to acceptable levels the release of pollutants or hazardous substances or materials into the Environment;

                  (c) reducing the quantities, preventing the release, or minimizing the hazardous characteristics of wastes that are generated;

                  (d) assuring that products are designed, formulated, packaged and used so that they do not present unreasonable risks to human health or the Environment when used or disposed of;

                  (e) protecting resources, species, or ecological amenities;

                  (f) reducing to acceptable levels the risks inherent in the transportation of hazardous substances, pollutants, oil or other potentially harmful substances;

                  (g) cleaning up pollutants that have been released, preventing the threat of release or paying the costs of such clean up or prevention; or

                  (h) making responsible parties pay private parties, or groups of them, for damages done to their health or the Environment, or permitting self-appointed representatives of the public interest to recover for injuries done to public assets.

                  "ERISA" -- the Employee Retirement Income Security Act of 1974 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "ERISA AFFILIATE" means, with respect to Seller, any other person that, together with Seller, would be treated as a single employer under IRC Sec. 414.

                  "FACILITIES" -- any real property, leaseholds, or other interests currently or formerly owned or operated by Seller in the conduct of the Seller's Business and any buildings, plants, structures, or equipment (including motor vehicles) currently or formerly owned or operated by Seller in the conduct of the Seller's Business.

                  "GAAP" -- generally accepted United States accounting principles, applied on a consistent basis.

                  "GOVERNMENTAL AUTHORIZATION" -- any approval, consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

                  "GOVERNMENTAL BODY" -- any:

                  (a) nation, state, county, city, town, village, district or other jurisdiction of any nature;

                  (b) federal, state, local, municipal, foreign or other government;

                  (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official or entity and any court or other tribunal);

                  (d)      multi-national organization or body; or

                  (e) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power of any nature.

                  "HAZARDOUS ACTIVITY" -- the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment, or use (including any withdrawal or other use of groundwater) of Hazardous Materials in, on, under, about, or from the Facilities or any part thereof into the Environment, and any other act, business, operation, or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm to persons or property on or off the Facilities, or that may affect the value of the Facilities or the Acquired Companies.

                  "HAZARDOUS MATERIALS" -- any waste or other substance that is listed, defined, designated, or classified as, or otherwise determined to be, hazardous, radioactive or toxic or a pollutant or a contaminant under or pursuant to any Environmental Law, including any admixture or solution thereof, and specifically including petroleum and all derivatives thereof or synthetic substitutes therefor and asbestos or asbestos-containing materials.

                  "INTELLECTUAL PROPERTY ASSETS" -- as defined in Section 3.22.

                  "INTERIM BALANCE SHEET" -- as defined in Section 3.4.

                  "IRC" -- the Internal Revenue Code of 1986 or any successor law and regulations issued by the IRS pursuant to the Internal Revenue Code or any successor law.

                  "IRS" -- the United States Internal Revenue Service or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

                  "KNOWLEDGE" -- an individual will be deemed to have "Knowledge" of a particular fact or other matter if:

                  (a) such individual is actually aware of such fact or other matter; or

                  (b) an individual who is not grossly negligent could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

                  A Person (other than an individual) will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of such Person (or in any similar capacity) has, or at any time had, Knowledge of such fact or other matter. Notwithstanding the foregoing, the "Knowledge of Seller" shall mean the "Knowledge" (as defined above) of KLH, RAH, Arthur I. Brown, CPA, David Newhouse (solely as to Seller's Tarrant County customers), Craig Partin (solely as to Seller's Dallas customers), Carl Gosset (solely as to matters falling within the scope of his responsibilities) and Wanda Champenois (solely as to matters falling within the scope of her responsibilities).

                  "LEGAL REQUIREMENT" -- any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty.

                  "MULTI-EMPLOYER PLAN" has the meaning given in ERISA
         section 3(37)(A).

                  "OCCUPATIONAL SAFETY AND HEALTH LAW" -- any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards and any program, whether governmental or private (including those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.

                  "ORDER" -- any award, decision, injunction, judgment, order, ruling, subpoena, or verdict entered, issued, made or rendered by any court, administrative agency, or other Governmental Body or by any arbitrator.

                  "ORDINARY COURSE OF BUSINESS" -- an action taken by a Person will be deemed to have been taken in the "Ordinary Course of Business" only if:

                  (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person;

                  (b) such action is not required to be specifically authorized by the board of directors of such Person (or by any Person or group of Persons exercising similar authority); and

                  (c) such action is similar in nature and magnitude to actions customarily taken, without any specific authorization by the board of directors (or by any Person or group of Persons exercising similar authority), in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

                  "ORGANIZATIONAL DOCUMENTS" -- (a) the articles or certificate of incorporation and the bylaws of a corporation; (b) the partnership agreement and any statement of partnership of a general partnership;
         (c) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (d) any charter or similar document adopted or filed in connection with the creation, formation, or organization of a Person; and (e) any amendment to any of the foregoing.

                  "OTHER BENEFIT OBLIGATIONS" means all obligations, arrangements, or customary practices, whether or not legally enforceable, to provide benefits, other than salary, as compensation for services rendered, to present or former directors, employees, or agents, other than obligations, arrangements, and practices that are Plans. Other Benefit Obligations include consulting agreements under which the compensation paid does not depend upon the amount of service rendered, sabbatical policies, severance payment policies, and fringe benefits within the meaning of IRC Sec. 132.

                  "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

                  "PENSION PLAN" has the meaning given in ERISA Sec. 3(2)(A).

                  "PERSON" -- any individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

                  "PLAN" has the meaning given in ERISA Sec. 3(3).

                  "PLAN SPONSOR" has the meaning given in ERISA Sec. 3(16)(B).

                  "QUALIFIED PLAN" means any Plan that meets or purports to meet the requirements of IRC Sec. 401(a).

                  "PROCEEDING" -- any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

                  "RELATED PERSON" -- with respect to a particular individual:

                  (a)      each other member of such individual's family;

                  (b) any Person that is directly or indirectly controlled by such individual or one or more members of such individual's family;

                  (c) any Person in which such individual or members of such individual's family hold (individually or in the aggregate) a material interest; and

                  (d) any Person with respect to which such individual or one or more members of such individual's family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

                  With respect to a specified Person other than an individual:

                  (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person;

                  (b) any Person that holds a material interest in such specified Person;

                  (c) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity);

                  (d) any Person in which such specified Person holds a material interest;

                  (e) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity); and

                  (f) any Related Person of any individual described in clause (b) or (c).

                  For purposes of this definition, (a) the "Family" of an individual includes (i) the individual, (ii) the individual's spouse,
         (iii) any other natural person who is related to the individual or the individual's spouse within the second degree, and (iv) any other natural person who resides with such individual, and (b) "material interest" means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of voting securities or other voting interests representing at least 10% of the outstanding voting power of a Person or equity securities or other equity interests representing at least 10% of the outstanding equity securities or equity interests in a Person.

                  "RELEASE" -- any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing into the Environment, whether intentional or unintentional.

                  "REPRESENTATIVE" -- with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

                  "SECURITIES ACT" -- the Securities Act of 1933 or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

                  "SELLER" -- as defined in the first paragraph of this Agreement.

                  "SUBSIDIARY" -- with respect to any Person (the "Owner"), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by the Owner or one or more of its Subsidiaries; when used without reference to a particular Person, "Subsidiary" means a Subsidiary of the Company.

                  "TAX RETURN" -- any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

                  "THREAT OF RELEASE" -- a substantial likelihood of a Release that may require action in order to prevent or mitigate damage to the Environment that may result from such Release.

                  "THREATENED" -- a claim, Proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made (orally or in writing) or any notice has been given (orally or in writing), or if any other event has occurred or any other circumstances exist, that would lead a prudent Person to conclude that such a claim, Proceeding, dispute, action, or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

                  "TITLE IV PLANS" means all Pension Plans that are subject to Title IV of ERISA, 29 U.S.C. Sec. 1301 et seq., other than Multi-Employer Plans.

                  "VEBA" means a voluntary employees' beneficiary association under IRC Sec. 501(c)(9).

                  "WELFARE PLAN" has the meaning given in ERISA Sec. 3(1).